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                                                                Exhibit: 10.27FT

                              CONSULTING AGREEMENT

This Consulting Agreement ("Contract") is entered into this 28th day of January, 1998 (the "Effective Date") by and between FUTECH EDUCATIONAL PRODUCTS, INC. an Arizona corporation, having offices at 2999 North 44th Street, Phoenix, Arizona 85018 ("FUTECH"), and Stephen McTaggart., a Married man ("Consultant").

In consideration of the mutual premises, covenants and undertakings set forth herein, the parties hereby agree as follows:

I.       DEFINITIONS.

1.1 "TECHNOLOGY", as used in this Contract, means concepts, designs, manufacturing methods, processes, flow charts, algorithms, computer hardware and software, models, prototypes, automations, designs, "know how", data and technical information whether in human or machine readable form, inventions (whether or not patentable), works of authorship, mask works, products, and related information and things developed by (or on behalf of) Consultant, alone or in conjunction with others.

1.2 "CONFIDENTIAL INFORMATION" of a Providing Party, as used in this Contract, means any and all Technology and/or information related to the products or operations of the Providing Party, including but not limited to trade secrets, "know how", business practices, financial and marketing information, the identities of customers, vendors, suppliers, subcontractors, consultants, and the existence or terms of contracts or agreements to which the Providing Party is a party, (including all details and information contained in this Contract) which is provided to the Recipient Party, or to which the Recipient Party otherwise obtains access, pursuant to or as a result of this Contract Except such information which: (a) at the time of this Contract is clearly publicly and openly known; (b) after the date of this Contract becomes publicly and openly known through no fault of the Recipient Party; (c) comes into the Recipient Party's possession and lawfully obtained by the Recipient Party from a source other than from the Providing Party, and not subject to any obligation of confidentiality or restrictions on use; (d) is approved for release by written authorization of the Providing Party

1.3 "FIELD OF PUBLISHING", and "PUBLISHING FIELD" as used in this Contract, means books, sound pads, sound games (games that contain a book component incorporating the Technology or are part of a book incorporating Technology) and puzzles for children

II.      SCOPE OF WORK.

2.1 Consultant shall employ its best efforts to perform the design, creation, development, testing and/or support services requested by FUTECH for modifications of and improvements to its existing technology and products, and development of new technology and products applicable to the Field of Publishing (the "Consulting Services"). Consultant shall deliver to FUTECH any related work product (the


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"Deliverables") as may be set forth in a Description of Work from time-to-time
In the form of Exhibit "A" attached hereto. Consultant shall devote adequate resources to continuing product development and modifications of and improvements to FUTECH's existing technology and products, and development of new technology and products applicable to the Field of Publishing to maximize exploitation of

2.2. FUTECH shall provide Consultant access to, and use of, FUTECH's Confidential information, Technology, products, facilities, and equipment to the extent necessary for Consultant to fulfill its obligations under this Contract, and solely for use in connection with Consultant's performance of Consulting Services under this Contract. Consultant shall not employ or retain any other person or entity to perform Consulting Services in connection with this Contract without FUTECH's prior written consent. Any such person or entity employed or retained by Consultant shall agree in writing to be bound to the terms of this Contract. Consultant (and persons employed or retained by Consultant) shall comply with FUTECH's rules and policies regarding access to, and use of, its Confidential Information, facilities and equipment.

2.3 Except as provided in Section 1.2 or in Description of Work, Consultant shall provide at its expense for its use all other facilities, services, personnel, equipment, materials and supplies used in connection with this Contract, and Consultant shall pay any and all expenses incidental to its performance of this Contract. Consultant shall perform Consulting Services hereunder in a timely and professional manner, using state-of-the-art information, technology and materials, as appropriate. All tasks performed and Deliverables provided by Consultant hereunder shall be completed in a workman-like manner, and shall conform to relevant industry standards and to all other specifications and standards set forth in any Description of Work.

2.4 Consultant shall not remove anything comprising or embodying Confidential Information of FUTECH, whether created or developed by Consultant or FUTECH, from FUTECH's premises without FUTECH's express written consent.

2.5 Consultant shall perform Consulting Services hereunder at FUTECH's premises or at such other location as may be agreed upon by the parties.

III.     PROJECT SCHEDULE ACCEPTANCE: CHANGES.

3.1 Consultant shall perform all Consulting Services and deliver all Deliverables according to any project schedule set forth in any Description of Work.

3.2 Acceptance testing of Consulting Services and Deliverables, if necessary, shall be conducted by FUTECH to ensure compliance with the specifications and acceptance criteria set forth in any Description of Work. During testing and until Consultant's work has been accepted by FUTECH, Consultant shall continue to perform Consulting Services as


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requested by FUTECH and make all necessary modifications and corrections to
Deliverables within the scope of work described in any Description of Work.

3.3 Upon acceptance by FUTECH of the Consulting Services and Deliverables, Consultant shall deliver to FUTECH any Deliverables and other materials comprising or embodying Technology including, if applicable, fully-commented source code and final copies of related software in machine-readable and executable object code and all related documentation. If applicable, Consultant shall submit to FUTECH preliminary drafts of all required documentation for review and approval by FUTECH according to the schedule set forth in any Description of Work.

3.4 Consultant acknowledges that FUTECH may change the specifications and project schedule set forth in any Description of Work from time to time upon timely notice to Consultant. Consultant shall use its best efforts to abide by, and to perform in accordance with, such changed specifications and project schedule.

IV.      RIGHTS TO TECHNOLOGY,

4.1 Subject to the terms and conditions of this Contract, Consultant hereby grants to FUTECH, for the term of this Contract, a worldwide, paid-up, exclusive license, with right of sublicense, under any and all intellectual property rights it may have or hereafter acquire, to make, have made, use, and sell, products in the Field of Publishing incorporating, embodying, or comprising Technology, and to use the Technology in connection with making such products in the Field of Publishing.

4.2 No license to intellectual property rights of FUTECH are granted to Consultant under this Contract, except insofar as necessary for Consultant to perform hereunder. Consultant shall not take any action, or make any omission, which tends to impair or diminish FUTECH's rights in its intellectual property.

4.3 Consultant shall, during the term of this Contract, as appropriate, promptly communicate to FUTECH all Technology which relates to this Contract made or conceived by Consultant acting alone or in conjunction with others.

4.4 During the term of this Contract, in addition to the license of Paragraph 4.1, FUTECH shall have a Right of First Refusal with respect to all Technology (whether or not in the Field of Publishing), as follows:

(a) Before Consultant offers rights to Technology to any third party, such rights to Technology shall initially be offered to FUTECH. The initial offer to FUTECH, unless earlier rejected, shall remain open for a period of not less than fifteen (15) days.

(b) If the response to the initial offer is a counter-offer, and the counter offer is rejected, before any proposed agreement with any third party on terms not clearly more favorable to Consultant than the counter-offer is entered, the proposed agreement shall be


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provided to FUTECH, who shall then have a period of three (3) business days from receipt of such proposed agreement in which to match the terms of the proposed agreement.

(c) If a proposed agreement is provided to FUTECH in the form of a letter of intent, failure to exercise the right to match the terms on the basis of the letter of intent shall be deemed an express waiver of the right with respect to any definitive agreement conforming to the letter of intent.

4.5 At FUTECH's request and expense, during the term of this Contract, Consultant shall obtain, maintain, perfect, and protect intellectual property rights in the Technology, including maintaining confidentiality, and/or filing, prosecuting, maintaining and enforcing Patent rights in the Technology, as appropriate. Futech may, at its sole discretion, decline to pay the costs of obtaining, prosecuting or maintaining patent protection of an item of Technology in one or more countries. If Futech declines to pay the costs of obtaining, prosecuting or maintaining patent protection of an item of Technology in one or more countries, Consultant may pursue and maintain such patent protection at its own expense, and such item of Technology shall be excluded from the License and Right of First Refusal hereunder with respect to those countries.

V. CONTRACT PRICE PAYMENT.

5.1 FUTECH shall pay to Consultant a flat fee of $300,000 per year, together with any adjustments or other consideration described in any Description of Work (the "Contract Price") for the Consulting Services and Deliverables provided under this Contract. FUTECH shall pay the Contract Price in equal monthly installments.

5.2 Consultant shall be solely responsible for income, franchise, employment withholding or other taxes based upon Consultant's income or gross receipts.

5.3 All cash payments shall be by FUTECH's check payable to Consultant's order. Consultant shall not assign or encumber its rights or obligations under this Contract without FUTECH's prior written consent.

VI.      INDEMNIFICATION.

6.1 Consultant shall indemnify and hold FUTECH harmless from all expenses, liabilities and damages, including attorneys' fees, relating to any willful or negligent act or omission or any breach of this Contract by Consultant or anyone acting at its direction.

VII.     NO CONFLICTING AGREEMENTS.


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7.1 Consultant represents and warrants that it has not entered (and agrees that it will not enter) into any agreement (including but not limited to an employment or non-competition agreement), whether express, implied, oral or written, which poses an impediment to Consultant's performance under this Contract.

VIII.    CONFIDENTIALITY NON-COMPETITION

8.1 During the term of this Contract and thereafter, neither party shall use or disclose to any third party, except as provided herein, Confidential Information of the other party. The parties acknowledges that any unauthorized disclosure or use of Confidential Information will cause irreparable injury to the Party providing the Confidential Information. Consultant acknowledges, however, that Futech (and its sublicensees) are authorized to make, have made, use, and sell, products in the Field of Publishing incorporating, embodying, or comprising Technology. To the extent that Technology is, pursuant to this Contract and in good faith, and with due concern for maintaining confidentiality to the extent possible, embodied or reflected in a product sold or otherwise distributed to the public by Futech or its sublicensee, and such products may inherently disclose, or make accessible by reverse engineering, that which is to that point otherwise Confidential Information, such disclosure is authorized.

8.2 Consultant acknowledges that in order for Consultant to perform its services under this Contract FUTECH will impart to Consultant significant Confidential Information. Consultant further acknowledges that Futech is participating in a Joint Venture (JV) with a third party (Golden Books Publishing Company), that Futech is granting a sublicense to the JV, and is undertaking certain obligations in connection with those transactions which are intended to be fulfilled through this Contract. To protect the integrity of FUTECH's Confidential Information, and in recognition of the obligations undertaken by FUTECH in reliance on the services to be provided hereunder and rights and licenses granted herein, Consultant shall not, without prior written consent from FUTECH's President, perform or engage to perform consulting services for any manufacturer or supplier of a product or service in the Field of Publishing, or that otherwise directly relate to the subject matter hereof, at any time during the term of this Contract and for a period one year thereafter. In furtherance of the limitations under this Section 8.2, Consultant shall notify FUTECH not less than one month prior to Consultant engaging to provide consulting services for any such third party; provided, however, that no such notice shall be required beyond one year after termination of this Contract.

8.3 Details of this Contract, including all matters discussed in any Description of Work, constitute Confidential Information, and are not to be discussed with persons other than FUTECH's President and other FUTECH employees designated by FUTECH's President. Consultant shall not publicize its contractual relationship with FUTECH or the nature of its work for FUTECH, and shall not use FUTECH's name for reference or other purposes, without the prior written consent of FUTECH.

8.4 Articles VI (Indemnification), and VIII (Confidentiality; Non-competition) shall survive termination (for any reason) of this Contract.


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8.5 At any time upon FUTECH'S request, all documents and things which relate to or embody Confidential Information, including all copies thereof, then in Consultant's possession or control, or the possession or control of its employees, agents or subcontractors, whether prepared by Consultant or others, and all equipment and materials provided or paid for by FUTECH, shall be promptly delivered to FUTECH. Upon termination of this Contract, Consultant agrees to promptly return all documents and things which relate to or embody Confidential Information, and Consultant shall not retain any copies thereof.

8.6 The parties agree that a violation of any of the provisions of Article IV (Rights to Technology) , Article VII (No Conflicting Agreements) or this Article VIII (Confidentiality; Non-competition) will cause irreparable injury to the aggrieved party and that the aggrieved party shall be entitled, in addition to any other rights and remedies it may have, at law or in equity, to injunctive relief enjoining and restraining such violations or threatened violations.

IX.      TERM AND TERMINATION.

9.1 This Contract shall be for a term of three (3) years from the date hereof, and shall automatically renew for a period of two (2) years (the "Renewal Term") if neither party provides written notice to the other of its intent not to renew at least ninety (90) days prior to expiration of the initial term.

9.2 FUTECH shall have the right to terminate this Contract at any time with Cause - (as hereafter defined) upon notice to Consultant. If termination is without Cause, FUTECH shall provide Consultant with ten (10) days written notice of termination. A termination shall be with "Cause" if any of the following events of default occur:

(a) Consultant materially breaches or defaults in performance of its obligations under this Contract; or

(b) Consultant becomes bankrupt, insolvent, or makes an assignment for the benefit of creditors, reorganizes or files any application or petition seeking relief under any federal or state law generally affecting the rights of creditors that makes FUTECH insecure in the protection of its Confidential Information unless FUTECH shall receive adequate assurances of future performance that include protection of the Confidential Information; or

(c) FUTECH determines, in its sole discretion, that Consultant is unable to fulfill its obligations under this Contract and, upon request, Consultant is unable to provide reasonable assurances of future performance.

9.3 Consultant shall have no right to suspend performance or terminate this Contract in the event of any breach or default, or alleged breach or default, by FUTECH. In the event of a claim by Consultant that FUTECH has breached or otherwise defaulted on its


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obligations hereunder, FUTECH and consultant shall negotiate in good faith to cure such alleged breach or default to the satisfaction of each party. If FUTECH and Consultant are unable to resolve such dispute after negotiating in good faith, Consultant's remedies shall be limited to seeking an award of damages pursuant to Article IX.

9.4 If this Contract is terminated Consultant shall be paid for work performed prior to termination.

X.       CHOICE OF LAW, DISPUTE RESOLUTION

10.1 This Agreement is made under, and shall be governed by and construed in accordance with the laws of the United States and the internal laws of the State of Arizona, without reference to principles of conflicts of law. Any controversy or claim arising out of or relating to this Agreement shall be settled in accordance with the binding dispute resolution procedure set forth in this
Article X (the "Dispute Resolution Procedure"):

10.2 The parties shall arbitrate disputes in accordance with the Arbitration Rules of the American Arbitration Association (AAA) insofar as they are not modified by the following provisions. In the event that these modifications are in conflict with the rules then in effect of the AAA, these modifications shall take precedence.

10.3 All controversies or claims arising out of or relating to this Contract, or the breach thereof, shall be subject to resolution pursuant to this section. However, judicial proceedings may be brought without need for prior arbitration: by either party, for interim relief pending resolution pursuant to this section of the Contract; or by Consultant for nonpayment by Futech of undisputed fees.

10.4 To initiate the Dispute Resolution Procedure, the aggrieved party shall first provide written notice to the other party specifying the issues in dispute and its position on those issues and identifying, with particularity, the individuals believed to be most directly involved in the dispute, all individuals believed to have personal knowledge of facts pertinent to the dispute, and all relevant documents and things. Such notice must be given while the Contract is in effect or within three years after the termination of this Contract, or the aggrieved party's right to redress is entirely waived.

10.5 Within 14 days of receipt of the notice, the receiving party shall make written response specifying its position on the issues in dispute, and identifying, with particularity, the individuals believed to be most directly involved in the dispute, all individuals believed to have personal knowledge of facts pertinent to the dispute, and all relevant documents and things. The parties shall in good faith attempt to negotiate a solution to the controversy for a further period of 14 days after the written response. If no written response is filed or the dispute is not resolved during the negotiation period, the aggrieved party shall file a demand for arbitration in writing with the other party and with the AAA.

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10.6 The initiation of arbitration by written notice as specified above shall toll any statute of limitations or time limitation on damages applicable to the dispute. The parties will continue to comply with all provisions and requirements of this Agreement pending the outcome of arbitration.

10.7 The dispute shall be submitted to and a decision rendered by a single neutral arbitrator who is (a) agreeable to both parties, or (b) if agreement cannot be reached within 21 days of initiation of the proceedings, chosen pursuant to AAA rules, from a panel of arbitrators familiar with U.S. Federal Rules of Civil Procedure and Federal Rules of Evidence, and the design and manufacture of technology based products (the "Arbitrator"). Except as otherwise provided herein, all decisions and awards shall be made by the Arbitrator.

10.8 It shall be the Arbitrator's responsibility to exert management initiative and control over the arbitration, including discovery and scheduling, so that a just decision is reached as quickly as possible and at minimum expense to the parties. The Arbitrator will manage and schedule proceedings, make orders and issue subpoenas for discovery, establish protective orders to maintain confidentiality of proprietary information, decide discovery and evidentiary disputes, and shall enforce his orders by assessing costs and/or fines and/or by directing findings on issues where appropriate. Final decisions of the Arbitrator shall be binding. Any time period set forth herein may be shortened, or extended by agreement of the parties and the arbitrator.

10.9 After the arbitration notice has been filed, the parties shall, before the hearing thereof, cooperate in discovery and mandatory disclosure of all matters relevant to such dispute, to the extent and in the manner provided by the Federal Rules of Civil Procedure, including making their employees, agents, and experts available for depositions. Discovery and disclosure shall be completed within three months after filing of the notice of arbitration.

10.10 Within thirty (30) days of the close of the discovery period or such other time period as agreed to by the parties and Arbitrator, the panel shall meet and hold a hearing in Phoenix, Arizona, or such other location agreed to by the parties and the Arbitrator. The panel shall meet and hold a hearing in Phoenix, Arizona, or such other location agreed to by the parties and the Arbitrator. Either party and/or the Arbitrator can by written notice at least five (5) working days in advance of the hearing require attendance at the hearing of any individual having personal knowledge of facts pertinent to the dispute. The hearing shall, in general, be governed by the U.S. Federal Rules of Civil Procedure and Federal Rules of Evidence, except that the signed written statements submitted by the parties shall be used in Lieu of direct testimony.

10. 11 Within 10 working days of the end of the hearing, each party may serve on each other and the arbitrator a post-hearing brief of no more than 15 pages in length. Within 10 working days of service of the other party's post hearing brief, a party may file a reply brief. The reply brief shall be limited to 5 pages in length and shall address only the issues and arguments raised in the other party's post hearing brief.

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10.12 The arbitrator shall consider the record, and parties' briefs and, within
20 working days of the hearing, provide to the parties, by express courier, a tentative ruling (the "Tentative Ruling"). The Tentative Ruling shall be in writing and shall state the arbitrator's decision and with particularity, the arbitrator's reasoning for the decision. No issues or arguments that are not fairly presented in the record shall be considered by the arbitrator. The decision shall be based solely upon the evidentiary record and the Tentative Ruling shall not raise issues or arguments not addressed in by the parties.

10.13 Either party may, if it desires, within 10 working days of receipt of the Tentative Ruling, serve on the Arbitrator and on the other party, by express courier, a statement of exceptions ("Statement of Exceptions"). The Statement of Exceptions shall be limited to 10 pages in length and shall address only issues and arguments raised in Tentative Ruling or omitted in the Tentative ruling but raised in the parties' position statements and relevant to the decision.

10.14 If the other party serves a Statement of Exceptions, a party may, within 5 working days of receipt of the Statement of Exceptions, serve, by express courier, on the arbitrator and on the other party, a response (the "Response"). The Response shall be limited to 10 pages in length and shall address only the issues and arguments raised in the Statement of Exceptions.

10.15 Upon written request of any party, or the Arbitrator, served on both parties and the Arbitrator as applicable by facsimile or express courier, within 5 working days of receipt of the Tentative Ruling, a hearing shall be held (which may be by telephone conference call upon agreement of the parties) within 20 working days of the request. At such a hearing, if held, only issues or arguments that are fairly presented in the Statement of Exceptions and/or Response shall be considered, and no new evidence shall be considered. Unless otherwise agreed by the parties, the hearing shall be conducted as follows:

(a) First the party submitting the Statement of Exceptions, and then the Responding party, in secession, shall make an oral presentation of its position and rebuttal of the other party's position. No issues or arguments That are not fairly presented in the Statement of Exceptions and/or Response shall be raised or made, and no reference to shall be made to any new evidence. Each presentation shall be limited to 15 minutes.

(b) A period, limited to one half hour, shall then be provided for the arbitrator to ask questions regarding party's positions.

10.16 The arbitrator shall consider the Statement of Exceptions and Response, if any, and, within 40 working days of service of the Tentative Ruling, render a Final Ruling and a written award. The final ruling shall state the arbitrator's decision and with particularity, the arbitrator's reasoning for the decision, and may comprise as much or as little of the Tentative Ruling as the arbitrator deems appropriate. The written award shall specify the final judgment of the Arbitrator without any reasons in support of the award. The award

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shall be final and binding on the parties as to each other. The Arbitrator shall have the power to award any remedy provided under the applicable laws. Judgment upon the award maybe entered and enforced in any court having jurisdiction thereof at the request of either party.

10.17 The party demanding arbitration shall pay the arbitration management fees of the AAA. Initially, the parties shall each pay 50% of the fees of the Arbitrator, and shall each bear their own costs of arbitration. However, at the time of the award, the Arbitrator shall direct the losing party to pay the other party its reasonable legal fees and other costs of arbitration unless the circumstances call for a different result.

XI.       ASSIGNMENT: RELATIONSHIP OF PARTIES.

11.1 Neither party may not assign or subcontract this Contract without the prior written consent of the other party.

11.2 Consultant is acting as an independent contractor in its performance under this Contract. Neither Consultant nor any of its employees shall represent that it is an employee or agent of FUTECH in performing hereunder.

XII.     NOTICES.

12.1 AU notices arid other written communications required to be given under this Contract shall be in writing and shall be deemed to have been duly given if delivered to the addressee in person, mailed by registered or certified mail, return receipt requested, or transmitted via telecopy to the number below:

                                 If to Consultant:

                                                           Stephen McTaggart.

                                                           Fax: 805-407-3536

                                 If to FUTECH: FUTECH EDUCATIONAL PRODUCTS, INC.
                                               2999 N. 44th Street #225
                                               Phoenix, Arizona 85018
                                               Attn: Vince Goett, President
                                               Fax:(602) 808-8765

Either party may change the address at which notice is to be given by notifying the other party in writing. Notices shall be deemed delivered upon delivery, if personally delivered, three (3) days after deposit in the United States mail, if mailed, and upon receipt of acknowledgment, if delivered by telecopy.

XIII.    MISCELLANEOUS.

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13.1 Entire Agreement. This Contract constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof and this Contract supersedes, merges and renders void every other prior written and/or oral understanding or agreement relating to the subject hereof among or between the parties hereto.

13.2 Amendment. This Contract shall not be altered or amended except by a written agreement signed by the parties hereto.

13.3 Severability. In the event any term or provision of this Contract is declared to be invalid or illegal for any reason, this Contract shall remain in full force and effect and the same shall be interpreted as though such invalid and illegal provision were not a part thereof The remaining provisions shall be construed to preserve the intent and purpose of this Contract and the parties shall negotiate in good faith to modify the provisions held to be invalid or illegal to preserve each party's anticipated benefits thereunder.

13.4 Titles and Subtitles. The titles of articles and sections of this Contract are for convenience of reference only and are not to be considered in construing this Contract.

13.5 Counterparts. This Contract may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

13.6 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to FUTECH shall impair any such right, power or remedy of FUTECH, nor shall it be construed to be a waiver of any breach or default under this Contract, or an acquiescence therein, or in any similar breach or default thereafter occurring; nor shall any delay or omission to exercise any right, power or remedy or any waiver of any single breach or default be deemed a waiver of any other right, power or remedy or breach or default theretofore or thereafter occurring. All remedies either under this Contract or by law otherwise afforded to FUTECH shall be cumulative and not alternative.

13.7 IN WITNESS WHEREOF, the parties hereto have executed this Contract as of the date first written above.

                                             FUTECH EDUCATIONAL PRODUCTS, INC


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                                               By /s/ Vince Goett

                                                  Vince Goett, President

                                                                       FUTECH

                                               By /s/ Stephen McTaggart

                                                  Stephen McTaggart, Secretary

                                                                   CONSULTANT



                                  EXHIBIT "A"

                                           DESCRIPTION OF WORK

1.       Description of Work and Deliverables:

         A.       Consultant shall perform the following work:

                  (1) Brochure Project Phase I incorporating
                      foam board.

                  (2) Scroll Toy Prototype Project


         B. In connection with the above-referenced work, Consultant shall deliver the following to FUTECH:

             Description                                Date of Delivery
             -----------                                ----------------

(1) New Circuitry Design                                Feb. 14th 1998
(2) PLB Prototype Boards                                Feb. 14th 1998
(3) Interactive Voice Script                            Feb. 14th 1998
(4) 4 Workable Prototypes for inspection                Feb. 14th 1998
(5) Vanilla models - Scott Leuthold to attach art work and Dress up.

         C. Consultant's work shall conform to the following specifications and will be accepted by FUTECH only upon compliance with such specifications:

II.      Removal of Documents from FUTECH's Premises:

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Services"). Subject to its obligations to maintain them in confidence as provided in the attached Agreement, Consultant is authorized to remove the following confidential documents, equipment and/or information from FUTECH's premises:

(2)
(3)
(4)
(5)

Consultant is authorized to use the foregoing documents and information at the following location, and without the prior written consent of FUTECH, such documents and information may not be removed to any other location:

[Note to FUTECH: Insert name and address of Consultant's place of business or other location where Consultant is permitted to use FUTECH's Confidential Information.]

III.     Modifications (if any) to Contract Prices


14